Exhibit 10.23

[●], 2015

PERSONAL AND CONFIDENTIAL

[Insert Name]

[Insert Address]

Dear [Insert First Name]:

First Data Corporation (the “Company”) has identified you as key to the business of the Company and, as such, the Company desires to encourage you to remain employed with the Company. Accordingly, in connection with its contemplated initial public offering (the “IPO”), the Company is pleased to provide you with this Cash Bonus Agreement (the “Agreement”).

1. Cash Bonus Amount/Payment Date. Subject to the terms and conditions contained herein, you are eligible to receive a bonus in an aggregate amount equal to $[Insert Amount] (the “Bonus”), which bonus will be payable in a lump sum cash payment on the first regularly scheduled payroll date immediately following the closing of the IPO (the “Closing”); provided that you must remain actively employed by the Company through and including the Bonus payment date and you must not have previously tendered a notice of resignation in order to be eligible to receive the Bonus.

2. Termination of Employment/Repayment Obligation. Notwithstanding anything herein to the contrary, if your employment with the Company or one of its subsidiaries is terminated by the Company or such subsidiary for Cause or is terminated by you without Good Reason, in each case, prior to the fifth anniversary of the Closing, you shall be required to repay to the Company, within ten (10) business days following the termination date, an amount equal to the product of (x) the after-tax proceeds of the Bonus (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) and (y) a fraction, the numerator of which is sixty (60) less the number of full months of service you provided to the Company or such subsidiary between the date of the Closing and such termination date, and the denominator of which is sixty (60).

For purposes of this Agreement:

The term “Cause” has the meaning ascribed to it in any employment, severance or change in control agreement between you and the Company or one of its subsidiaries, or, in the absence of any such agreement (or the absence of any definition of “Cause” therein), “Cause” means (1) your continued failure to substantially perform your duties with the Company or any of its affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company to you of such failure; (2) your conviction of, or plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; (3) your willful malfeasance or willful misconduct in connection with your duties with the Company or any of its affiliates or any willful misrepresentation, willful act or willful omission which is injurious to the financial condition or business reputation of the Company or any of its affiliates; or (4) your material breach of any restrictive covenants by which you may be bound. For purposes hereof, no act, or failure to act, by you will be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief your act, or failure to act, was in the best interest of the Company, and under no circumstances will the failure to meet performance targets, after a good faith attempt to do so, in and of itself constitute Cause.

The term “Good Reason” has the meaning ascribed to it in any employment, severance or change in control agreement between you and the Company or one of its subsidiaries, or, in the absence of any such agreement (or the absence of any definition of “Good Reason” therein), “Good Reason” means (1) a material reduction in your base salary or the your annual incentive compensation opportunity that results in a material reduction in your total compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all members of senior management of the Company and its subsidiaries equally); (2) a relocation of your primary workplace by more than fifty (50) miles from the current workplace; or (3) a substantial reduction in or demotion of your duties, responsibilities or title (other than (x) a change in title that is the result of a broad restructuring of the Company’s or the applicable affiliate’s titling of officers, or (y) a change in reporting relationship); in each case other than any isolated, insubstantial and inadvertent failure by the Company or the applicable affiliate that is not in bad faith and is cured within thirty (30) business days after you give the Company notice of such event; provided that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

3. Effective Date. This Agreement shall remain subject to and conditioned on, the Closing, and in the event that the Closing does not occur, this Agreement will be void ab initio.

4. No Assignment. This Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect.

5. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Withholding. The Company or one of its subsidiaries, as applicable, will be authorized to withhold from the payment of your Bonus the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7. No Right to Employment or Other Benefits. This Agreement will not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries or affiliates. Further, the Company or any of its subsidiaries or affiliates may at any time dismiss you from employment or discontinue any consulting relationship, free from any liability of any claim under this Agreement.

8. No Trust Fund. This Agreement will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any of its affiliates and you or any other person or entity. To the extent that you acquire the right to receive payments from the Company under this Agreement, such right will be no greater than the right of any unsecured general creditor of the Company.

9. Confidentiality. In consideration for the bonus opportunity hereunder, you hereby agree that you will not disclose to any person or entity (i) any information regarding this Agreement or (ii) the existence of this Agreement. However, you may make such disclosures (x) to your spouse, if any, legal counsel or financial advisor, provided each agrees to be bound by this obligation and you remain liable for any breach of this obligation by any one of them and (y) as may be required by applicable law. The Company has the right to cancel or recover any bonus amounts otherwise payable to you hereunder following any unauthorized disclosure regarding this Agreement.

10. Section 409A of the Internal Revenue Code. The Company intends that this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the short term deferral exception under Treas. Reg. Section 1.409A—1(b)(4). However, if any amount paid under this Agreement is determined to be “deferred compensation” within the meaning of Section 409A, then this Agreement will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

11. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between the parties, whether expressed or implied.

12. Other Plans. The Bonus that may become payable to you hereunder will not be taken into account in computing your salary or other compensation for purposes of determining any benefits or compensation payable to you or your beneficiaries or estate under (i) any retirement, life insurance or other benefit arrangement of the Company or any of its affiliates or (ii) any other agreement between you and the Company or any of its affiliates, unless otherwise required by applicable law.

13. Governing Law. The validity, construction, and effect of this Agreement will be determined in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

14. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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Sincerely,

FIRST DATA CORPORATION

By:	[Insert Name]
[Insert Title]

Acknowledged and Agreed:

[Insert Name]	Date